Exhibit 99.1

Media contact:

Karla Olsen,

senior manager, media relations

Phone: 888.613.0003

FAX: 316.261.6769

karla_olsen@wr.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce_burns@wr.com

WESTAR ENERGY ISSUES FIRST MORTGAGE BONDS

Proceeds to be used to retire 9.75% senior notes

TOPEKA, Kan., Jan. 12, 2005 — Westar Energy, Inc. (NYSE: WR) today announced that it would issue $250 million aggregate principal amount of Westar Energy first mortgage bonds. The offering was priced today and consisted of $125 million 5.15% bonds maturing in 2017 and $125 million 5.95% bonds maturing in 2035. The offering is expected to close on Jan. 18, 2005. The net proceeds from the offering will be used, together with cash on hand and/or borrowings under Westar Energy’s revolving credit facility, to redeem the remaining $260 million aggregate principal amount of its 9.75% senior notes due 2007, together with accrued interest and a call premium equal to approximately 12% of the outstanding senior notes. Upon the completion of the offering, a redemption notice will be given to holders of record of the 9.75% senior notes. The 9.75% senior notes will be redeemed 30 days after the redemption notice is delivered to holders.

Citigroup Global Markets Inc. and Lehman Brothers Inc. acted as the lead book-running managers for the transaction. Barclays Capital, Inc., BNY Capital Markets, Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities, Inc., Wachovia Capital Markets, LLC and Wedbush Morgan Securities Inc. acted as co-managers.

Westar Energy issues first mortgage bonds, page 2

The bonds were offered pursuant to a shelf registration statement that was previously declared effective by the Securities and Exchange Commission. This offering was made only by means of a prospectus, copies of which are available from Citigroup Global Markets Inc., Prospectus Department, 140 58th Street, 8th Floor, Brooklyn, NY 11220; or Lehman Brothers Inc., Fixed Income Syndicate, 3rd Floor, 745 7th Avenue, New York, NY 10019-6801.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Westar Energy, Inc. is Kansas’ largest electric energy provider, serving more than 647,000 customers. Westar Energy employs about 2,000 people. The company had total assets of approximately $5.1 billion as of Sept. 30, 2004. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,000 miles of electric distribution and transmission lines.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations. All forward-looking statements are qualified by the risks described in Westar Energy, Inc.’s Form 10-K, as amended, for year-end 2003.